Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Mary Horan
Vice President, Director of Marketing and Public Relations
(574) 371-9280 office
(574) 377-9150 mobile
mary.horan@lakecitybank.com

Faraz Abbasi Appointed to Lakeland Financial
Corporation and Lake City Bank Boards

Warsaw, Indiana (January 14, 2022) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN) and Lake City Bank announced today that Faraz Abbasi has been appointed to its respective Boards of Directors effective January 11, 2022.

Abbasi is a Managing Partner at Indianapolis-based Centerfield Capital Partners. Centerfield is a private equity investment firm that works closely with equity sponsors, independent sponsors, business owners, and management teams who seek subordinated debt and equity financing to build companies and create value. In addition to managing the general activities of the firm, he is responsible for investor relations, overseeing due diligence, and portfolio management. He is a member of the Partnership's Investment Committee. Abbasi joined Centerfield in 2001.

“Faraz brings valuable experience to our boardroom,” said David M. Findlay, President and Chief Executive Officer. “Not only has he been instrumental in Centerfield Capital Partners’ growth and success over his 20-year tenure, his emphasis on developing long-term relationships with limited partners, private equity sponsors and management teams meshes perfectly with Lake City Bank’s philosophy as a community bank.”

Abbasi has a master’s in business administration in finance from the Kelley School of Business at Indiana University and a bachelor’s degree in Chemical Engineering from the University of Texas. He is an adjunct professor of finance at the Kelley School of Business at Indiana University. Abbasi has served as a director of more than a dozen private companies in the health care, manufacturing, information technology and business services industries.

“The bank’s reputation and growth over the years have been impressive,” Abbasi said. “I am excited to work with the Lake City Bank team to continue the bank’s track record of strong performance for shareholders and focused community banking services for its clients and communities.”

Abbasi is a board member of the Young President's Organization's Indiana chapter, Board of Governors member of Riley Children’s Foundation, and Dean’s Council member of IU Kelley School of Business Indianapolis. Abbasi was also the past board chair of Fairbanks Hospital, board of governors and past chairman of the Small Business Investors Alliance and past president of the Venture Club of Indiana. He has been recognized as 40 under 40 and Who’s Who in Finance by the Indiana Business Journal. Abbasi was also awarded the Best and Brightest by the Junior Achievement of Indiana. Additionally, Abbasi holds a patent in semiconductor processing and has published finance and semiconductor industry related papers.

Lake City Bank, a $6.6 billion bank headquartered in Warsaw, Indiana, is the sixth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 51 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

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